NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXCHANGEABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

6% SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

$_________	April __, 2014

FOR VALUE RECEIVED, Naked Brand Group, Inc., a Nevada corporation (the “Maker” or the “Company”), with its primary offices located at 2-34346 Manufacturer’s Way, #2, Abbotsford, B.C. U237MI, promises to pay to the order of _________ (the “Payee”) or his or its registered assigns (with the Payee, the “Holder”), upon the terms set forth below, the principal sum of __________________________ and NO/100ths Dollars ($ ______ ) plus interest on the unpaid principal sum outstanding at the rate of 6% per annum (this “Note”). Defined terms not otherwise defined herein shall have the meanings ascribed to such terms in that certain purchase agreement of even date herewith among the Maker, the Holder and certain other holders of Notes substantially identical to this Note (the “Purchase Agreement”).

1.     Payments.

          (a)     Unless an Event of Default shall have previously occurred and be continuing or this Note shall be exchanged by the Holder for securities in connection with the Subsequent Financing (as defined below) pursuant to Section 4 herein, the full amount of principal and accrued interest under this Note shall be due and payable on April ___, 2015 (the “Maturity Date”). If exchanged for securities of the Subsequent Financing, the Notes will be immediately cancelled upon delivery of the securities.

          (b)     The Maker shall pay interest to the Holder on the aggregate and then outstanding principal amount of this Note at the rate of 6% per annum, payable in arrears on the earlier of (i) the Maturity Date or (ii) acceleration of this Note following an Event of Default pursuant to Section 3(b). Interest on this Note shall commence to accrue as of the date of acceptance by the Company of the Purchase Agreement as executed and delivered by the Holder (the “Original Issue Date”).

          (c)     Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue monthly commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, and other amounts which may become due hereunder, has been made. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Maker regarding registration and transfers of this Note.

          (d)     All overdue accrued and unpaid principal and interest to be paid hereunder shall entail a late fee at the rate of 12% per annum (or such lower maximum amount of interest permitted to be charged under applicable law) which will accrue daily, from the date such principal and/or interest is due hereunder through and including the date of payment. Except as otherwise set forth in this Note, the Maker may not prepay any portion of the principal amount of this Note.

     2.     Senior Secured Obligation. The obligations of the Maker under this Note are secured by certain assets of the Maker pursuant to that certain Security Agreement, dated as of the date hereof, by and among the Maker and the secured parties signatory thereto. The Notes shall be senior to all indebtedness of the Company, except for that certain indebtedness held by Kalamalka Partners, Ltd. as to which it shall rank pari passu.

     3.     Events of Default.

          (a)     “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

               (i)     any default in the payment of the principal of, or the interest on, this Note, as and when the same shall become due and payable, for which there will be no cure period;

               (ii)     Maker shall fail to observe or perform any obligation or shall breach any term or provision of this Note and such failure or breach shall not have been remedied within five (5) business days after the date on which notice of such failure or breach shall have been delivered (other than those occurrences described in other provisions of this Section 3 for which a different grace or cure period is specified, or for which no cure period is specified and which constitute immediate Events of Default);

               (iii)     Maker shall fail to observe or perform any of its material obligations owed to the Holder or any other material covenant, agreement, representation or warranty contained in, or otherwise commit any material breach hereunder or in any other transaction document executed in connection herewith, including the Purchase Agreement, and such failure or breach shall not have been remedied within five (5) business days after the date on which notice of such failure or breach shall have been delivered (other than those occurrences described in other provisions of this Section 3 for which a different grace or cure period is specified, or for which no cure period is specified and which constitute immediate Events of Default);

               (iv)     Maker shall commence, or there shall be commenced against the Maker a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Maker commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Maker, or there is commenced against the Maker any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of thirty (30) days; or the Maker is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Maker suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of thirty (30) days; or the Maker makes a general assignment for the benefit of creditors; or the Maker shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Maker shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Maker shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Maker for the purpose of effecting any of the foregoing;

               (v)     Maker shall default in any of its respective obligations under any other Note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Maker, whether such indebtedness now exists or shall hereafter be created and such default shall result in indebtedness aggregating more than $200,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; or

               (vi)     except in connection with the Subsequent Financing or the proposed debt restructuring, the Maker shall (a) be a party to any Change of Control Transaction (as defined below), (b) agree to sell or dispose all or in excess of 50% of its assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction), (c) redeem or repurchase more than a de minimis number of shares of Common Stock or other equity securities of the Maker, or (d) make any distribution or declare or pay any dividends (in cash or other property, other than common stock) on, or purchase, acquire, redeem, or retire any of the Maker’s capital stock, of any class, whether now or hereafter outstanding. “Change of Control Transaction” means the occurrence of any of: (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of the Maker, by contract or otherwise) of in excess of 51% of the voting securities of the Maker, (ii) a replacement at one time or over time of more than one-half of the members of the Maker’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (iii) the merger of the Maker with or into another entity that is not wholly owned by the Maker, consolidation or sale of 33% or more of the assets of the Maker in one or a series of related transactions, or (iv) the execution by the Maker of an agreement to which the Maker is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

               (vii)     The occurrence of any event, whether or not such event could have been known through the exercise of due diligence or otherwise, which could have a material adverse effect on the business or prospects of the Maker, shall immediately cause this Note to accelerate and become immediately due and payable.

          (b)     If any Event of Default occurs and shall be continuing, the full principal amount of this Note, together with all accrued interest thereon, shall become, at the Holder’s election, immediately due and payable in cash.

          (c)     The Holder need not provide and the Maker hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

     4.     Subsequent Financing Conversion and Exchange. At any time prior to the Maturity Date, this Note shall be automatically converted into and exchanged, into an amount equal to the face value of this Note, plus all accrued and unpaid interest hereon, into any other securities issued by the Company in connection with a Subsequent Financing at a conversion price equal to ninety percent (90%) of the purchase price paid by the purchasers of such securities in the Subsequent Financing. (For example purposes only, a Holder with $100,000 face value Note shall be entitled to convert into $110,000 of securities in the Subsequent Financing.) Upon such exchange, this Note will be immediately cancelled upon delivery of the securities. The holder shall be entitled to the exact same rights and benefits of any purchaser of securities in the Subsequent Financing. “Subsequent Financing” means that offering approved by a majority of the Note Holders which results in gross proceeds to the Maker of at least $4,000,000.

     The Maker shall provide the Holder with at least five (5) business days prior notice before the consummation of a Subsequent Financing in order to provide the Holder with an opportunity to covert and exchange this Note into the securities offered by the Maker to third parties in a Subsequent Financing.

     5.     Negative Covenants. So long as any portion of this Note is outstanding, the Maker will not directly or indirectly:

          (a)     other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind debt incurred by the Company in the ordinary course of business, not to exceed $50,000 in the aggregate;

          (b)     other than Permitted Liens, enter into, create, incur, assume or suffer to exist any liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

          (c)     amend its articles of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holder, unless the sole and exclusive purpose of such amendment of the Maker’s articles of incorporation, bylaws or other charter documents is to increase the authorized capitalization of the Maker;

          (d)     repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of securities other than the Notes subject to the prepayment provisions herein or as set forth on Schedule I hereto;

          (e)     pay cash dividends or distributions on any equity securities of the Maker; or

          (f)     enter into any agreement with respect to any of the foregoing.

     “Permitted Indebtedness” shall mean either (a) the indebtedness of the Maker existing on the date of issuance of this Note and set forth on Schedule II hereto and (b) any indebtedness incurred by the Maker or any successor-in-interest to the Maker in connection with a Subsequent Financing, (c) any indebtedness the proceeds of which are used to repay the Notes in full, (d) indebtedness incurred in connection with discounted bills of exchange or the discounting or factoring of receivables for credit in each case incurred in the ordinary course of business consistent with past practice and (e) any indebtedness incurred in the ordinary course of business consistent with past practice or consented to by holders of a majority of the outstanding principal and interest on the Notes, which consent shall be binding upon the Holder.

     “Permitted Lien” shall mean the individual and collective reference to the following: (a) liens for taxes, assessments and other governmental charges or levies not yet due or liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Maker) have been established in accordance with generally accepted accounting procedures, (b) liens imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s and mechanics’ liens, statutory landlords’ liens, and other similar liens arising in the ordinary course of business, and (x) which do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Maker or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such lien, (c) purchase money security interests, and (d) liens set forth on Schedule 4(f) of the Security Agreement.

     6.     No Waiver of the Holder’s Rights. All payments of principal and interest shall be made without setoff, deduction or counterclaim. No delay or failure on the part of the Holder in exercising any of its options, powers or rights, nor any partial or single exercise of its options, powers or rights shall constitute a waiver thereof or of any other option, power or right, and no waiver on the part of the Holder of any of its options, powers or rights shall constitute a waiver of any other option, power or right. Maker hereby waives presentment of payment, protest, and all notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note. Acceptance by the Holder of less than the full amount due and payable hereunder shall in no way limit the right of the Holder to require full payment of all sums due and payable hereunder in accordance with the terms hereof.

     7.     Modifications. No term or provision contained herein may be modified, amended or waived except by written agreement or consent signed by the party to be bound thereby.

     8.     Cumulative Rights and Remedies; Usury. The rights and remedies of the Holder expressed herein are cumulative and not exclusive of any rights and remedies otherwise available under this Note, or applicable law (including at equity). The election of the Holder to avail itself of any one or more remedies shall not be a bar to any other available remedies, which the Maker agrees the Holder may take from time to time. If it shall be found that any interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall be reduced to the maximum permitted rate of interest under such law.

     9.     Use of Proceeds. Maker shall use the proceeds from this Note hereunder solely for the purposes contemplated in Schedule III hereto.

     10.     Severability. If any provision of this Note is declared by a court of competent jurisdiction to be in any way invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

     11.     Successors and Assigns. This Note shall be binding upon the Maker and its successors and shall inure to the benefit of the Holder and its successors and assigns. The term

“Holder” as used herein, shall also include any endorsee, assignee or other holder of this Note.

     12.     Lost or Stolen Promissory Note. If this Note is lost, stolen, mutilated or otherwise destroyed, the Maker shall execute and deliver to the Holder a new promissory note containing the same terms, and in the same form, as this Note. In such event, the Maker may require the Holder to deliver to the Maker an affidavit of lost instrument and customary indemnity in respect thereof as a condition to the delivery of any such new promissory note.

     13.     Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each of the Maker and the Holder agree that all legal proceedings concerning the interpretations, enforcement and defense of this Note shall be commenced in the state and federal courts sitting in The City of New York, County of New York (the “New York Courts”). Each of the Maker and the Holder hereby irrevocably submit to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder (including with respect to the enforcement of this Note), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each of the Maker and the Holder hereby irrevocably waive personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to the other at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each of the Maker and the Holder hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby.

     14.     Notice. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with of the Purchase Agreement.

     15.     Required Notice to the Holder. The Holder is to be notified by the Maker, within five (5) business days, in accordance with Section 15, of the existence or occurrence, of any Event of Default.

[Signature page follows]

     The undersigned has executed this Note as a maker and not as a surety or guarantor or in any other capacity.

NAKED BRAND GROUP, INC.

By:
Joel Primus, Chief Executive Officer

Schedule I

1.	Convertible promissory note due to JMJ Financial, or its assignees, in the principal amount of $111,111 plus a one-time interest charge of 12%, or $13,333 for a total repayment amount of $124,444.

2.

Convertible promissory note in the principal amount of $25,000 due to LG Capital Funding, LLC, or its assignees, which is bearing interest at 8% per annum and is subject to a prepayment premiums of 30% applied to the accrued principal and interest if prepaid prior to April 22, 2014, or 40% at any time thereafter.

3.

Convertible promissory note in the principal amount of $25,000 due to GEL Properties, LLC or its assignees, which is bearing interest at 8% per annum and is subject to a prepayment premiums of 30% applied to the accrued principal and interest if prepaid prior to April 22, 2014, or 40% at any time thereafter.

4.

Convertible promissory note in the principal amount of $83,500 due to Asher Enterprises, Inc or its assignees, which is bearing interest at 8% per annum and is subject to a prepayment premiums of 35% applied to the accrued principal and interest if prepaid prior to April 30, 2014, or 40% at any time thereafter.

Schedule II

1.

Secured convertible promissory notes in the aggregate principal sum of $400,000 to certain lenders in connection with an Agency and Interlender Agreement, dated as of August 10, 2012, as amended, among the Company, Kalamalka Partners Ltd., as agent, and each of the Lenders.

2.

Secured convertible promissory notes in the aggregate principal sum of $200,000 to certain lenders in connection with an Agency and Interlender Agreement, dated as of November 14, 2013, as amended, among the Company, Kalamalka Partners Ltd., as agent, and each of the Lenders.

3.

Unsecured convertible promissory note due to JMJ Financial, or its assignees, in the principal amount of $111,111 plus a one-time interest charge of 12%, or $13,333 for a total repayment amount of $124,444.

4.

Unsecured convertible promissory note in the principal amount of $25,000 due to LG Capital Funding, LLC, or its assignees, which is bearing interest at 8% per annum and is subject to a prepayment premiums of 30% applied to the accrued principal and interest if prepaid prior to April 22, 2014, or 40% at any time thereafter.

5.

Unsecured convertible promissory note in the principal amount of $25,000 due to GEL Properties, LLC or its assignees, which is bearing interest at 8% per annum and is subject to a prepayment premiums of 30% applied to the accrued principal and interest if prepaid prior to April 22, 2014, or 40% at any time thereafter.

6.

Unsecured convertible promissory note in the principal amount of $83,500 due to Asher Enterprises, Inc or its assignees, which is bearing interest at 8% per annum and is subject to a prepayment premiums of 35% applied to the accrued principal and interest if prepaid prior to April 30, 2014, or 40% at any time thereafter.

7.

Unsecured promissory note with Alan Aaron, which is non-interest bearing and is repayable in five monthly instalments of $41,667 and one final payment of $63,229, on July 13, 2014. The one-time interest charge of 15% or $37,500 is repayable at maturity, or convertible at $0.10 per share at the option of the lender. The outstanding principal balance as of the date hereof is $267,395.

8.

Unsecured promissory note with Doug Jeffery which is non-interest bearing and is repayable in eight equal installments of CDN$3,125 over the term of the note. The final CDN$3,750, representing a 15% OID is repayable upon the company reporting net income from operations in a single month. The outstanding principal balance as of the date hereof is $6,875.

9.	Unsecured promissory note with Bruce Gasarch in the principal amount of $38,334 which is non-interest bearing and will be repaid upon the closing of the Subsequent Financing.

10.	Unsecured promissory note with Jianying Luo in the principal amount of $51,078 which is non-interest bearing and will be repaid upon the closing of the Subsequent Financing.

Schedule III

Working capital and repayment of the following debt obligations as agreed by the parties and as further described in Schedule II;

1.	Alan Aaron
2.	Doug Jeffery
3.	Bruce Gasarch
4.	Jianying Luo